--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                           Waxman Industries, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           Waxman Industries, Inc.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [WAXMAN INDUSTRIES, INC. LOGO]
                             Waxman Industries, Inc.

                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 13, 2001
                               -------------------

To Our Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Waxman Industries, Inc. (the "Company") will be held at the offices of the Company, 24460 Aurora Road, Bedford Heights, Ohio on December 13, 2001 at 11:00 a.m. Cleveland time to consider and act on the following matters:

     1. The election of seven directors of the Company to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. The ratification of the appointment of Meaden & Moore, Ltd. as the independent public accountants of the Company; and

     3. Such other business as may properly come before the Annual Meeting and any adjournment thereof.


     The foregoing matters are described in more detail in the Proxy Statement, which follows.

     The Board of Directors has fixed the close of business on October 15, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Common Stock and Class B Common Stock of the Company at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 is enclosed herewith.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.

                                       By Order of the Board of Directors

                                       /s/ Kenneth Robins

                                       KENNETH ROBINS, Secretary

 October 19, 2001

                         [WAXMAN INDUSTRIES, INC. LOGO]
                             WAXMAN INDUSTRIES, INC.


                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 13, 2001
                               -------------------


                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of Waxman Industries, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 11:00 a.m., Cleveland time, on Thursday, December 13, 2001, at the offices of the Company. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy as provided below. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted for (i) the election of the seven nominees for directors, and (ii) the ratification of the appointment of Meaden & Moore, Ltd. as the independent public accountants of the Company. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is October 19, 2001.

     Stockholders of record at the close of business on October 15, 2001 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On that date, there were outstanding 997,861 shares of common stock, $.01 par value per share, of the Company ("Common Stock"), and 214,189 shares of Class B common stock, $.0l par value per share, of the Company ("Class B Common Stock"). Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, and each share of Class B Common Stock is entitled to ten votes on all matters to come before the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Action on the other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on such matters. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals, will only be counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore will have no effect on the vote. The Company currently has no class of voting securities outstanding other than Common Stock and Class B Common Stock.

     Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified thereon. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing delivered to the Secretary of the Company at its executive offices, or in person at the Annual Meeting.

                             COMMON STOCK OWNERSHIP

CAPITAL STOCK

     The following table sets forth, as of September 30, 2001 (except as noted in footnotes 8, 9 and 10 below), the number of shares of Common Stock and Class B Common Stock beneficially owned by each director, director nominee and executive officers named in "Summary Compensation Table," by the directors, nominees and executive officers of the Company as a group and by each holder of at least five percent of Common Stock and Class B Common Stock known to the Company, and the respective percentage ownership of the outstanding Common Stock and Class B Common Stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin, Armond and Laurence Waxman is the executive office of the Company.

                                            NUMBER OF SHARES                       PERCENTAGE
                                           BENEFICIALLY OWNED                       OWNERSHIP
                                     --------------------------------    --------------------------------
                                                          CLASS B                             CLASS B        PERCENTAGE
-------------------------------         COMMON            COMMON            COMMON            COMMON         OF AGGREGATE
NAME AND                                STOCK              STOCK            STOCK              STOCK         VOTING POWER
BENEFICIAL OWNER
--------------------------------     -------------        ----------     -------------     --------------    -----------------
Melvin Waxman(1)...........               70,430            101,194           6.9%              47.2%             33.5%
Armond Waxman(2)...........              103,089             77,029          10.0               36.0              26.9
Laurence S. Waxman(3)......               71,565              5,526           7.0                2.6               3.5
John S. Peters(4)..........                3,130                 --           *                  --                *
Irving Friedman(5).........                2,500                 --           *                  --                *
Judy Robins(6).............               10,975              7,525           1.1                3.5               2.7
Mark Reichenbaum(7)                           --                 --            --                --                --
Mark W. Wester(8) .........                4,574                 --           *                  --                *
Directors, nominee and
officers as a group(8
individuals)................             266,263            191,274          24.5               89.3              66.5
Credit Suisse First Boston,
Inc.(9)....................               55,000                 --           5.5                --                1.8
11 Madison Avenue
   New York, NY 10010
Larry Callahan(10) ........               58,117                 --           5.8                --                1.9
   8000 Maryland Avenue
   St. Louis,  MO 63105
------------------------------------------------------------------------------------------------------------------------------

* less than 1%

 (1) Includes 30,000 shares of Common Stock subject to options granted to Mr. Melvin Waxman pursuant to the Company's 1992 Non-Qualified and Incentive Stock Option Plan (the "1992 Stock Option Plan") and 10 shares of Common Stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership. Does not include 20,000 shares of Common Stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have vested but have a $33.75 trigger price.

 (2) Includes 30,000 shares of Common Stock subject to options granted to Mr. Armond Waxman pursuant to the 1992 Stock Option Plan and 100 shares of Common Stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership. Does not include 20,000 shares of Common Stock subject to stock appreciation rights granted to Mr. Waxman by the Company which have vested but have a $33.75 trigger price.


 (3) Includes 18,937 shares of Common Stock subject to options granted to Mr. Laurence Waxman pursuant to the 1992 Stock Option Plan, 28,000 shares of Common Stock in a trust that are voted by Mr. Waxman, and 2,710 shares of Common Stock for which Mr. Waxman is custodian to his minor children. Does not include 10,000 shares of Common Stock subject to stock appreciation rights granted to Mr. Waxman by the Company, which have vested but have a $33.75 trigger price.

 (4) Includes 2,625 shares of Common Stock subject to options granted to Mr. Peters pursuant to the 1992 Stock Option Plan.

 (5) Includes 2,000 shares of Common Stock subject to options granted to Mr. Friedman pursuant to the 1994 Non-Employee Directors Stock Option Plan (the "1994 Directors Plan") and 500 shares of Common Stock granted to Mr. Friedman pursuant to the 1996 Non-Employee Directors' Restricted Share Plan (the "1996 Directors Plan").

(6) Includes 2,000 and 1,000 shares of Common Stock subject to options granted to Mrs. Robins as a director, pursuant to the 1994 Directors Plan, and to her spouse as Corporate Secretary of the Company, respectively, and 1,500 shares of Common Stock granted to Mrs. Robins pursuant to the 1996 Directors Plan.

(7)  Mr. Reichenbaum is a director nominee of the Company.

(8) Includes 4,000 shares of Common Stock subject to options granted to Mr. Wester pursuant to the 1992 Stock Option Plan.

(9) The information set forth in the table with respect to Credit Suisse First Boston, Inc. was obtained from a Statement on Schedule 13G, dated February l3, 1998, filed with the Securities and Exchange Commission. Such Statement reflects Credit Suisse First Boston, Inc.'s beneficial ownership as of December 31, 1997.

(10) The information set forth in the table with respect to Larry Callahan was obtained from a Statement on Schedule 13G, filed with the Securities and Exchange Commission, dated May 11, 2001. Such Statement reflects Mr. Callahan's beneficial ownership as of such date.




SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is required to identify any officer, director or beneficial owner of more than 10% of the Company's equity securities who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company by such officers, directors and beneficial owners of more than 10% of the Company's equity securities, the Company believes that during the fiscal year ended June 30, 2001, there was compliance with all such filing requirements.

                                       I.

                              ELECTION OF DIRECTORS

     The authorized number of directors of the Company is currently six. Management recommends the number of directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified be increased to seven. All of the nominees, except Messr. Mark Reichenbaum, are currently directors of the Company.

     Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the seven nominees for director set forth below. If, for any reason, any nominee is unable to accept such nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons as the case may be, as a management nominee, or to reduce the number of management nominees to such extent as they shall deem advisable. The Company is not aware of any reason why any nominee should become unavailable for election, or if elected, should be unable to serve as a director. Set forth below is certain information with respect to the nominees. All of the nominees are currently directors of the Company. Armond and Melvin Waxman are brothers, Judy Robins is their sister and Laurence Waxman is Melvin Waxman's son.

NAME, AGE AND OTHER                                                        BUSINESS EXPERIENCE
POSITIONS WITH THE COMPANY
------------------------------------------------------------------------------------------------------------------------------
Melvin Waxman, 67                           Mr. Melvin Waxman has been a Chief Executive Officer of the Company for over 20
Chairman of the Board and Co-               years, a director of the Company since 1962 and Chairman of the Board of the
   Chief Executive Officer                  Company since August 1976 (Co-Chairman from June 1995 to April 1996). Mr. Waxman was the Chairman of the Board of Barnett Inc. ("Barnett") until the Company sold its Barnett stock on September 27, 2000.

Armond Waxman, 62                           Mr. Armond Waxman has been the President and Treasurer of the Company since
   President, Co-Chief Executive            August 1976 and Co-Chief Executive Officer since June 1995. Mr. Waxman has been a
    Officer and Director                    director of the Company since 1962. Mr. Waxman was the Vice-Chairman of the Board of Barnett until the Company sold its Barnett stock on September 27, 2000.

Laurence S. Waxman, 44                      Mr. Laurence Waxman was elected Senior Vice President of the Company in November
   Senior Vice President and                1993 and is also President of Waxman Consumer Products Group, Inc. ("Consumer
   Director                                 Products"), a wholly-owned subsidiary of the Company, a position he has held since 1988.  Mr. Waxman joined the Company in 1981. Mr. Waxman was appointed to the board of directors of the Company in July 1996.

NAME, AGE AND OTHER                                                        BUSINESS EXPERIENCE
POSITIONS WITH THE COMPANY
------------------------------------------------------------------------------------------------------------------------------
John S. Peters, 53                          Mr. Peters is the Chairman and Chief Executive Officer of Handl-it, Inc., a
   Director                                 logistics, distribution services and packaging business Mr. Peters founded in 1992.
                                            Mr. Peters was the Senior Vice President - Operations of the Company from 1988 until September 1997 and served the Company in other executive capacities since
                                            October 1974. Mr. Peters resigned as a full time employee in September 1997 due to the growth of Handl-it, but has provided certain consulting services to the Company since that date. Mr. Peters was elected as a director in March 2000.

Irving Z. Friedman, 69                      Mr. Friedman is a certified public accountant and partner with the firm of Krasney
   Director                                 Polk Friedman & Fishman for more than the past five years and, since July 1997, a shareholder and Treasurer of Furniture Services Industry, Inc., a company that provides fabric and leather protection products to the furniture industry. Mr.
                                            Friedman has been a director of the Company since 1989.

Judy Robins, 52                             Mrs. Robins has been a director of the Company since 1980.  Mrs. Robins has owned
   Director                                 and operated an interior design business for more than the past five years. Mrs.
                                            Robins is the sister of Messrs. Melvin and Armond Waxman and the wife of the
                                            Secretary of the Company.


Mark Reichenbaum, 50                        Mr. Reichenbaum is the President of HAJA Capital Corporation, an investment firm
Director Nominee                            and Co-Chairman of Clean Rite Center LLC, a retail chain of laundry service super stores with locations around New York. Until October 1997, Mr. Reichenbaum was the
                                            President of Medo Industries, Inc., a large manufacturer and distributor of automotive air fresheners worldwide, which was sold to Quaker State Corporation in
                                            1996. Mr. Reichenbaum is a director of eB2B Commerce, Inc., a leading provider of business-to-business management services.


                        INFORMATION RELATING TO THE BOARD
                OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held four meetings during the fiscal year ended June 30, 2001 and on numerous occasions took action by unanimous written consent. The Company has an Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. Messrs. Melvin and Armond Waxman and Mr. Irving Friedman serve on the Executive Committee, and Mr. Friedman and Mrs. Robins serve on the Audit Committee, the Stock Option Committee and on the Compensation Committee. The Company does not have a nominating committee.

AUDIT COMMITTEE

     The Audit Committee acts as a liaison between the Company's independent auditors and the Board of Directors, reviews the scope of the annual audit and the management letter associated therewith, reviews the Company's annual and quarterly financial statements and reviews the sufficiency of the Company's internal accounting controls. The Audit Committee held one meeting during fiscal 2001.

COMPENSATION COMMITTEE

     The Compensation Committee determines the salaries and bonuses of Messrs. Melvin and Armond Waxman (members of the Board of Directors who are also officers of the Company). The Compensation Committee held no formal meetings during fiscal 2001.

STOCK OPTION COMMITTEE

     The Stock Option Committee administers both the 1992 Stock Option Plan and the Employee Stock Purchase Plan of the Company. The Stock Option Committee held no formal meetings during fiscal 2001.

DIRECTOR REMUNERATION

     Each director who is not an employee of the Company received a fee of $3,000 per fiscal quarter for services as a director during fiscal 2001 plus a fee of $1,000 plus traveling expenses for each board meeting he or she attended. Mr. Peters, due to his consultative role with the Company, has agreed to a reduced quarterly director fee of $2,000, and has elected to not receive any reimbursement for traveling expenses. In addition, each director who is not an employee of the Company is automatically granted 500 shares of restricted Common Stock for each five full years of service such director served on the Board of Directors pursuant to the 1996 Directors Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid for services rendered during fiscal 2001 to the Co-Chief Executive Officers and the two other most highly compensated executive officers of the Company:


                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION (1)             LONG-TERM COMPENSATION
                                                           -----------------------             ----------------------
                                                                                             SECURITIES         ALL OTHER
          NAME AND PRINCIPAL                                                                 UNDERLYING        COMPENSATION
               POSITION                    YEAR      SALARY($)          BONUS($)(2)         OPTIONS/SAR(#)         ($)(3)
               --------                    ----      ----------        -------------       ---------------     -----------
Melvin Waxman                              2001        293,154                   --              --                 126,362
Chairman of the Board and                  2000        328,366                   --              --                 110,921
Co-Chief Executive Officer                 1999        331,495            1,825,000              --                 107,387

Armond Waxman                              2001        318,270                   --              --                 138,752
President and                              2000        350,000                   --              --                 175,303
Co-Chief Executive Officer                 1999        350,000            2,250,000              --                 163,248

Laurence S. Waxman                         2001        200,000                   --              --                  33,685
Senior Vice President                      2000        200,000                   --              --                  44,621
                                           1999        200,000              365,000              --                  28,297

Mark W. Wester                             2001        128,000              100,000              --                   5,221
Vice President--Finance and                2000        133,000                   --              --                   5,310
Chief Financial Officer                    1999        132,134              130,000              --                     966

(1) Certain executive officers received compensation in fiscal 1999, 2000 and 2001 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) The executive officers named in the Summary Compensation Table received their bonuses under the Company's Profit Incentive Plan. Messrs. Armond and Melvin Waxman received their bonuses at the discretion of the Board of Directors. Included in the fiscal 1999 bonus amounts is compensation received on the sale of U.S. Lock of $1,575,000, $1,900,000, $300,000 and
     $50,000 for Messrs. Melvin Waxman, Armond Waxman, Larry Waxman and Mark Wester, respectively.

(3) Unless otherwise noted, amounts principally represent premiums on split-dollar life insurance policies, other insurances, medical expense reimbursement and the cost of providing an auto to certain executives.



EMPLOYMENT AGREEMENTS

     Mr. Laurence Waxman entered into an employment agreement with Consumer Products, which became effective as of November 1, 1994 and had an initial term that expired on October 31, 1999. The Agreement is automatically extended for successive one-year periods, unless either party provides written notice of the intent not to extend the Agreement, not less than one year prior to the extended term. Pursuant to such employment agreement, Mr. Laurence Waxman is to serve as President of Consumer Products, and is also to serve in such further offices or positions with Consumer Products or any subsidiary or affiliate of Consumer Products as shall, from time to time, be assigned by the Board of Directors of Consumer Products. Mr. Laurence Waxman's employment agreement provides for an annual salary of $200,000 for the first year of the employment agreement and provides that for each year thereafter the annual salary will be increased by six percent of the prior year's salary. Additional increases in salary and the granting of bonuses to Mr. Laurence Waxman will be determined by Consumer Products, in its sole discretion, based on such individual's performance and contributions to the success of Consumer Products, his responsibilities and duties and the salaries of other senior executives of Consumer Products. A bonus in the amount of $65,000 was granted to Mr. Laurence Waxman in fiscal 1999. The employment agreement provides that upon termination of employment by Mr. Laurence Waxman for good reason (as defined therein) or by the Company for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Laurence Waxman will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Laurence Waxman from competing with the Company or Consumer Products during the term of the agreement and for two years following the termination thereof.

STOCK OPTION GRANTS

There were no stock option grants made in fiscal 2001 to executive officers or directors.

STOCK OPTION AND SAR EXERCISES

      The following tables set forth information with respect to (i) the number of unexercised options and SARs held by each of the Executive Officers named in the Summary Compensation Table who held options and/or SARs as of June 30, 2001 and (ii) the value of unexercised in-the-money options and SARs held by such persons as of June 30, 2001:

                                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                 FISCAL YEAR-END OPTION/SAR VALUES
                                                                                                 Value of Unexercised
                                                                                                 In-the-Money Options
                                                                                                at Fiscal Year-End ($)
                              Shares        Value         Number of Unexercised               ---------------------------
                            Acquired on    Realized    Options at Fiscal Year End(#)                                  Not
Name                        Exercise(#)       ($)       Exercisable / Unexercisable        Exercisable           Exercisable
----                        ------------  -----------   ---------------------------        -----------           -----------
OPTIONS:
Melvin Waxman..........          --           --             30,000    /     None                   0                   0
Armond Waxman..........          --           --             30,000    /     None                   0                   0
Laurence Waxman........          --           --             18,937    /    1,063                   0                   0
Mark Wester............          --           --              4,000    /    1,500                   0                   0

                                                                                                 Value of Unexercised
                                                                                                   In-the-Money SARs
                                                                                                at Fiscal Year-End ($)
                              Value         Value         Number of Unexercised               -----------------------------
                            Acquired on    Realized     SARs at Fiscal Year End (#)                                   Not
Name                        Exercise (#)      ($)       Exercisable / Unexercisable        Exercisable           Exercisable
----                        ------------  -----------   ---------------------------        -----------           -----------
SARS:
Melvin Waxman..........          --           --           200,000     /     None               0                         0
Armond Waxman..........          --           --           200,000     /     None               0                         0
Laurence Waxman........          --           --           100,000     /     None               0                         0


---------------


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") determines the compensation of the Company's Co-Chief Executive Officers. The Committee is comprised solely of non-employee directors who are not eligible to participate in any of the executive compensation programs of the Company. The proxy rules require the Committee to disclose the Committee's bases for compensation of executive officers and for compensation reported for Melvin and Armond Waxman, the Co-Chief Executive Officers of the Company, and to discuss the relationship between the Company's performance during fiscal 2001 and compensation.

     The Company's compensation policy reflects its belief that the compensation of its senior executive officers should provide total compensation reasonably comparable and competitive to that offered by similarly situated companies and to align the interests of its executive officers with the long term interests of the Company's stockholders with the grant of equity based awards. The object of these awards is to reinforce and advance the long-term interest of the Company and its stockholders. These awards provide rewards to executives upon the creation of incremental stockholder value and have the potential of providing significant benefit to the executives as the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. There were no equity based awards granted to any senior executive officer in fiscal 2001.

     Cash compensation of the Co-Chief Executive Officers is established by the Committee. Grants of stock options and other stock based awards for all executive officers and employees, including the Co-Chief Executive Officers, are awarded by the Company's Stock Option Committee. Both members of the Stock Option Committee are also members of the Compensation Committee.

     While competitive practices are taken into account in determining cash compensation, the Committee believes that the most important considerations in setting annual compensation are individual merit, the Company's financial performance and achievement of strategic objectives approved by the Board of Directors. The Committee does not apply any specific quantitative formula in making compensation decisions. The Committee appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors such as contributions of executive officers to the achievement of the Company's strategic goals in the difficult business environment in which it operates, the managerial effectiveness and teamwork of individual executive officers and the implementation of policies and measures that are intended to provide the stability and benefit the Company's long-term performance.

     The compensation of the Company's Co-Chief Executive Officers has been designed to provide them with a fair salary and to reward them for their ongoing efforts towards improving the efficiencies of the Company's continuing operations and establish the strategy to grow its operations and for deleveraging the Company. The Committee approved the base salary that was paid to each of them, although both of the Co-Chief Executive

Officers voluntariliy reduced their compensation during the fiscal year. Due, in large part, to the Company's liquidity constraints, Messrs. Melvin Waxman and Armond Waxman received no discretionary bonuses during fiscal 2001.


       However, the members of the Committee do recognize the exemplary efforts of the Company's Co-Chief Executive Officers in completing the comprehensive debt restructuring plan.

      The Committee does not establish the cash compensation levels for the Company's other executive officers. The Board has delegated to the Co-Chief Executive Officers the responsibility for establishing the salaries and bonuses payable to those individuals. However, the grants of stock options and other equity-based compensation are the responsibility of the Stock Option Committee. As a result, the members of the Committee are able to review and have input into the overall levels of compensation provided to executive officers and, in their role as Board members, are in a position to review the performances of those individuals with the Co-Chief Executive Officers.

      Section 162(m) of the Internal Revenue code of 1986, as amended (the "Code"), which was enacted in 1993, generally disallows a tax deduction for compensation paid or accrued in excess of $1 million with respect to the chief executive officer and each officer and each of the four most highly compensated employees of a publicly held corporation. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The 1992 Stock Option Plan and the 1996 Directors Plan comply with these requirements. The cash compensation paid to the Co-Chief Executive Officers in fiscal 1999 exceeds the deduction limit of Section 162(m). However, given the substantial deferred tax assets of the Company, the inability to deduct a portion of such cash compensation will not have a material impact on the Company.



                                            MEMBERS OF THE COMMITTEE:

                                            Irving Z. Friedman
                                            Judy Robins








         The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Building Materials Index for the period of five fiscal years commencing with fiscal 1997. The graph assumes $100 invested on July 1, 1996 in the Company and each of the other indices.


                                PERFORMANCE GRAPH



                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG WAXMAN INDUSTRIES, INC., THE S & P 500 INDEX
                     AND THE S & P BUILDING MATERIALS INDEX

                                    [GRAPH]

                           -----------------------------------------------------
                              6/96     6/97     6/98     6/99     6/00     6/01

                                                 (DOLLARS)

WAXMAN INDUSTRIES, INC.     100.00   105.56    83.33     9.38     5.33     3.56
S & P 500                   100.00   134.70   175.33   215.22   230.83   196.59
S & P BUILDING MATERIALS    100.00   128.71   160.23   150.16    81.43   103.68


* $100 INVESTED ON 6/30/96 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mrs. Judy Robins, a member of the Compensation Committee, owns a 13% equity interest in Aurora Investment Company ("Aurora"). All of the other equity interests in Aurora are owned by Melvin Waxman (34%), Armond Waxman (34%) and members of their and Mrs. Robins' families (19%). Armond and Melvin Waxman are brothers and Judy Robins is their sister. The Company, pursuant to a lease dated June 30, 1992 (the "Lease"), which expires on June 30, 2002 (with an option to renew for one additional term of five years), leases its office and warehouse facility located at 24455 Aurora Road, Bedford Heights, Ohio, from Aurora. The annual rent on the facility, consisting of approximately 125,000 square feet of space, is $326,716, which management believes is competitive with other rates in the area. In November 1998, the Company completed the relocation of its Consumer Products distribution center in Bedford Heights, Ohio to Groveport, Ohio. Until the termination of its lease in 2002, Consumer Products will continue to use the office portion of the facility leased from Aurora. The warehouse portion of this facility has been subleased to Handl-it, Inc. (see below for information regarding affiliated ownership) for the duration of the lease term. The Company received rental income from Handl-it, Inc. of $290,496 in fiscal 2001 for subletting the warehouse for a portion of fiscal 2001.

         Handl-it Inc., a corporation owned by John S. Peters, a director of and consultant to the Company, together with certain other members of his family, Melvin Waxman and Armond Waxman, provides Consumer Products with certain outside warehousing services under month-to-month rental arrangements from time to time. Consumer Products may enter into month-to-month leases in the future, depending on its business requirements at the time. There was no rent paid by Consumer Products to Handl-it in fiscal 2001. Consumer Products Group also paid Handl-it Inc. approximately $27,000 for the cost of transportation of products in fiscal 2001.

         Effective July 1, 1999 through April 2001, WAMI Sales replaced an internally operated warehouse facility in Cleveland, Ohio with an arrangement with Handl-it Inc. to provide all warehousing, labor and shipping functions for a fee equal to a percentage of monthly sales plus other direct costs from this operation. The charge amounted to $67,000 in fiscal 2001. The Company believes that the terms are no less favorable than could have been obtained from an unaffiliated party.

                              CERTAIN RELATIONSHIPS

         During fiscal 2001, the Company and Barnett provided to and received from each other certain general and administrative services and reimbursed each other for out-of-pocket disbursements related to those services. During fiscal 2001, the Company and Barnett were parties to an Intercorporate Agreement (the "New Intercorporate Agreement") under which the Company provided certain managerial, administrative and financial services to Barnett and was paid by Barnett for the allocable cost of the salaries and expenses of the Company's employees while they rendered such services. Barnett also reimbursed the Company for actual out-of-pocket disbursements to third parties by the Company required for the provision of such services by the Company. The net effect of these charges is not material. The New Intercorporate Agreement was terminated in connection with the September 29, 2000 sale of Barnett.

         All amounts incurred by the Company on behalf of Barnett, have been reimbursed by Barnett. Barnett did not incur any costs on behalf of the Company.

         The Company purchases certain products, which it can not manufacture with its existing operation, from WDI International, Inc., a company owned in part by certain members of the Waxman family and other non-affiliated individuals. In fiscal 2001 and 2000, purchases from WDI International amounted to $1.7 million and $3.7 million, respectively. The Company believes that the terms it receives are comparable to those that would be available from unaffiliated third parties.

                                      II.

             APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At the Annual Meeting, the stockholders of the Company will be called upon to ratify the appointment of the independent public accountants of the Company.

     The Company's financial statements for the fiscal year ended June 30, 2001 have been examined by the firm of Meaden & Moore, Ltd., independent certified public accountants. In effort to reduce expenses, in March 2001, the Company's Board of Directors approved the retention of Meaden & Moore, Ltd. in replacement of Arthur Andersen LLP, who had been the independent certified public accountants of the Company since 1982. Representatives of Meaden & Moore, Ltd. are expected to be present at the Annual Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Meaden & Moore, Ltd., Cleveland, Ohio, as independent public accountants of the Company.

                                  ANNUAL REPORT

     The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2001 (without exhibits) (the "Annual Report") is being furnished simultaneously herewith. The Annual Report is not to be considered a part of this Proxy Statement. The Company will furnish a copy of any exhibit to the Annual Report, as listed thereon, upon request and upon payment of the Company's reasonable expenses of furnishing such exhibit. Requests should be directed to the Chief Financial Officer, Waxman Industries, Inc., 24460 Aurora Road, Bedford Heights, Ohio 44146.

                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     The Company intends to hold its 2002 annual meeting of stockholders in November or December 2002. In order for a stockholder proposal to be included in next year's proxy statement, it must be received by the Secretary of the Company at its offices, 24460 Aurora Road, Bedford Heights, Ohio 44146, by June 14, 2002 and must otherwise comply with the rules of the Securities Exchange Commission relating to stockholder proposals.

                            EXPENSES OF SOLICITATION

     All expenses relating to the solicitation of proxies will be paid by the Company (including the cost of mailing the proxy material) and are estimated to be $20,000. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to the Company. The Company will request brokers and other nominees who hold Common Stock or Class B Common Stock in their names to solicit proxies from the beneficial owners thereof and will pay the standard charges and expenses associated therewith.

                                  OTHER MATTERS

     The Board of Directors and management know of no other matters to be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the best judgment of the person or persons voting the proxies.

     MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS NAMED HEREIN, AND FOR PROPOSAL II (THE RATIFICATION OF THE APPOINTMENT OF MEADEN & MOORE LTD.). ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                      By Order of the Board of Directors

                                      /s/ Kenneth Robins

                                      KENNETH ROBINS, Secretary



October 19, 2001

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                         & DATE IT ABOVE










--------------------------------------------------------------------------------



PROXY                       WAXMAN INDUSTRIES, INC.                       PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 13, 2001

The undersigned appoints each of Melvin Waxman and Armond Waxman, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this Proxy Card, all the shares of Common Stock and Class B Common Stock of Waxman Industries, Inc. held of record by the undersigned on October 15, 2001, at the Annual Meeting of Stockholders of Waxman Industries, Inc. to be held on December 13, 2001.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



--------------------------------------------------------------------------------

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                         & DATE IT ABOVE






                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                            WAXMAN INDUSTRIES, INC.


                               DECEMBER 13, 2001





              - Please Detach and Mail in the Envelope Provided -

-----------------------------------------------------------------------------------------------------------------------------------

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE


                  For all nominees       WITHHOLD
                  listed at right        AUTHORITY
                 (except as marked      TO VOTE FOR
               to the contrary below)   ALL NOMINEES
  1. Election of       [ ]                 [ ]       NOMINEES: Melvin Waxman        2. Ratification of the    FOR  ABSTAIN  AGAINST
     Directors                                                 Armond Waxman           appointment of Meaden  [ ]    [ ]      [ ]
                                                               Laurence S. Waxman      & Moore, Ltd. as
     (Instructions: To withhold authority to vote              Irving Z. Friedman      independent public
     for any individual nominee, write that nominee's          Judy Robins             accountants.
     name on the space provided below.)                        John S. Peters
                                                               Mark Reichenbaum     3. In their discretion, the proxies are
     -----------------------------------------------                                   authorized to vote upon such other business
                                                                                       as may properly come before the meeting and
                                                                                       any adjournment thereof.

                                                                                       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
                                                                                    VOTED IN THE MANNER DIRECTED HEREIN BY THE
                                                                                    UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
                                                                                    MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES
                                                                                    AND IN FAVOR OF PROPOSAL II.

                                                                                    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                                    PROMPTLY USING THE ENCLOSED ENVELOPE.




                                                                                                         Dated:             , 20
------------------------------------------------------ -------------------------------------------------       -------------    --
 SIGNATURE                                             SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name or names appear hereon. When shares are held by jointly tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by any authorized person.